Kun Run Biotechnology Announces That They Have Obtained the Manufacturing Approval for Entecavir from the China State Food and Drug Administration

Press Release Source: Kun Run Biotechnology, Inc. On Thursday June 17, 2010, 7:00 am EDT

HAIKOU, China, June 17 /PRNewswire-Asia/ -- Kun Run Biotechnology, Inc. (the "Company" or "Kun Run") (OTC Bulletin Board:KURU.ob - News), a leading bio-pharmaceutical company in China focusing on manufacturing and sales of peptide-based and small molecule drugs, today announced that they have obtained the manufacturing approval for Entecavir from the China State Food and Drug Administration (SFDA).

Entecavir is an oral antiviral drug used in the treatment of Hepatitis-B infection. It works by inhibiting reverse transcription, DNA replication and transcription in the viral replication process. The US Food and Drug Administration (FDA) approved Entecavir on March 30, 2005 for the treatment of chronic Hepatitis-B infection in adults.

In China, when treating both HBeAg-positive and HBeAg-negative CHB populations, Entecavir is the most cost-effective option when compared with Lamivudine and Adefovir(1). It is also reported that Entecavir has fewer side effects and lower risk of triggering emergence of drug-resistant Hepatitis-B virus than the earlier generation of leading drugs used to treat Hepatitis-B such as Lamivudine and Adefovir.

On 26th May, 2010, Hainan Zhonghe Pharmaceutical limited obtained the approval from SFDA to produce Entecavir tablets and capsules with brand name "HeDing" and "HeEn". This is one of the first domestic pharmaceutical companies authorized to produce Entecavir in China. Before 2010, only Baraclude, the brand name of Entecavir from Bristol-Myers Squibb has been sold in the domestic market. Baraclude has been the no.1 and best in class nucleoside analogue drug since it was launched to market in 2006 among the other nucleoside analogue drugs.

"We are very excited to have obtained the approval of Entecavir from SFDA," Mr. Ye, CEO of Kun Run said. "Entecavir is a very effective therapy for those patients affected by Hepatitis-B, and China has a big Hepatitis-B population. The approval is good news for Hepatitis-B patients, as domestically produced Entecavir could be offered at a low price compared to imported products." Mr. Ye stressed, "Kun Run has a leading brand in China and with our product is being brought to the market as one of the first-to-market generic products; we expect our product to penetrate the domestic market well. This is expected to be a strong growth driver for Kun Run's financial performance."

Additional Hepatitis-B background information

Hepatitis-B is a disease caused by infection with the Hepatitis-B virus (HBV). Chronic (lifelong) infection with HBV can lead to liver cirrhosis, liver failure, and liver cancer. About 60-80% of primary liver cancer worldwide is caused by chronic HBV infection. HBV is found in highest concentrations in blood (as high as 10 billion viruses per mL); concentrations 10 to 100 times lower are found in semen and vaginal fluid.

China has a high Hepatitis-B carrier rate. According to the World Health Organization's 2009 report, Hepatitis-B is endemic in China with 130 million carriers and 30 million chronically infected. In another words, of the 350 million individuals worldwide infected with the Hepatitis-B virus (HBV), one-third reside in China. Infection with Hepatitis-B virus can cause major health problems. According to medical research, during a 5-year period, 10.0% of patients with chronic Hepatitis developed cirrhosis, and 20.3% of the cases with compensated cirrhosis progressed to decompensate cirrhosis. 6.5% of the people with cirrhosis and chronic Hepatitis progressed to hepatocellular carcinoma.

Nucleoside analogue drugs are the best treatment method recognized by doctors and hospitals worldwide. Currently Lamivudine, Adefovir Dipivoxil, Entecavir, Telbivudine, and Tenofovir etc are the most popular nucleoside analogue products to treat the Hepatitis-B virus worldwide. Except for Tenofovir, the other drugs have been used in China for 2 years. Before 2010, only US Bristol-Myers Squibb company was authorized to sell Entecavir with the brand name "Baraclude" in China's domestic market.

Lamivudine and Adefovir (nucleoside and interferon drugs) are historically the two main therapies in China. Interferon drugs may have a high level of lasting effectiveness, but are dogged by significant toxicity as well as side effects. Lamivudine, a potent DNA replication inhibitor, is the first nucleoside analog approved for the treatment of chronic Hepatitis-B. However, long term use of Lamivudine unfortunately leads to the emergence of drug-resistant Hepatitis-B virus mutants. As for Adefovir, it can block viral replication and reduce Hepatitis-B virus load in patients, but takes a much longer period of time before taking effect and may induce renal dysfunction and other kidney and liver problems.

(1)
According to a research article "Cost-Effectiveness of Nucleoside Analog Therapy for Hepatitis B in China: A Markov Analysis" published in "2010 International Society for Pharmacoeconomics and Outcomes  Research".

About Kun Run Biotechnology, Inc.

Kun Run Biotechnology, Inc., together with its subsidiaries, engages in the manufacture and sale of polypeptide medicines and small molecule drugs. It uses solid phase peptide synthesis (SPPS) and advanced purifying technology to produce various therapeutic polypeptide drugs, of which "TP-5" is the most known for efficiently regulating humans' immune systems in order to defend and cure malignant diseases. The company maintains two state-of-the-art manufacturing plants and possesses one of the largest peptide synthesizing capacities across Asia.